EXHIBIT 3.2
AMENDED CERTIFICATE OF DESIGNATION
OF
SERIES ONE JUNIOR PARTICIPATING PREFERRED STOCK, CLASS A
OF
CA, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
     CA, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
     1. That by resolution of the Board of Directors of the Corporation dated June 18, 1991, and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on June 26, 1991, the Corporation authorized a series of 500,000 shares of Series One Junior Participating Preferred Stock, Class A, without par value, of the Company (the “Series One Preferred Stock”) and established the powers, designations, preferences and relative, participating, optional and other rights of the Series One Preferred Stock and the qualifications, limitations or restrictions thereof.
     2. As of the date hereof, no shares of Series One Preferred Stock are outstanding and no shares of Series One Preferred Stock have been issued.
     3. That pursuant to the authority conferred on the Board of Directors of the Corporation by its Restated Certificate of Incorporation, as amended, and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolutions at a meeting duly called and held on March 7, 2006:
     WHEREAS, the Board of Directors of the Corporation has deemed it advisable that the Certificate of Designation of Series One Junior Participating Preferred Stock, Class A (the “Certificate of Designation”) of the Corporation, be amended to reflect the Corporation’s change of name from “Computer Associates International, Inc.” to “CA, Inc.”, which name change became effective as of February 1, 2006;
     NOW, THEREFORE, BE IT AND IT HEREBY IS:
     RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the Board of Directors or the Board) and in accordance with the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation, the Board of Directors hereby amends the title of the Certificate of Designation by inserting the Corporation’s new corporate name, “CA, Inc.”

in place of the Corporation’s old corporate name, “Computer Associates International, Inc.”; and
     FURTHER RESOLVED, that, notwithstanding the foregoing resolution, all other terms of the Series One Junior Participating Preferred Stock, Class A, without par value (the Preferred Stock) of the Corporation, the designation and number of shares thereof, and the relative rights, preferences and limitations thereof, remain unchanged and are as set forth below:
     Series One Junior Participating Preferred Stock, Class A
          Section 1. Designation and Amount. The shares of such series shall be designated as Series One Junior Participating Preferred Stock, Class A (the Series One Preferred Stock) and the number of shares constituting the Series One Preferred Stock shall be Five Hundred Thousand (500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series One Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series One Preferred Stock.
          Section 2. Dividends and Distributions.
     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series One Preferred Stock with respect to dividends, the holders of shares of Series One Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent), equal to 1,000 times the aggregate per share amount of all cash dividends declared on the Common Stock, par value $.10 per share (the Common Stock), and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the Common Stock, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). Any such dividend on the Preferred Stock shall be payable on the same date as any dividend payable with respect to the Common Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Series One Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
     (C) The Board of Directors may fix a record date for the determination of holders of shares of Series One Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be the same date as the record date for the determination of shares of Common Stock entitled to receive payment of a dividend or distribution thereon and shall be not more than 60 days prior to the date fixed for the payment thereof.
          Section 3. Voting Rights. The holders of shares of Series One Preferred Stock shall have the following voting rights:
     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series One Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series One Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     (C) Except as set forth herein, or as otherwise provided by law, holders of Series One Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
          Section 4. Certain Restrictions. (A) Whenever semi-annual or quarterly dividends or other dividends or distributions payable on the Series One Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
     (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series One Preferred Stock;
     (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series One Preferred Stock, except dividends paid ratably on the Series One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or
     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series One Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series One Preferred Stock.
     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
          Section 5. Reacquired Shares. Any shares of Series One Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
          Section 6. Liquidation, Dissolution or Winding Up.
     (A) Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series One Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock, the amount of $1,000.00 per share for each share of Series One Preferred Stock then held by them. Thereafter, the holders of shares of Series One Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) If the assets of the Corporation legally available for distribution to the holders of shares of Series One Preferred Stock upon liquidation, dissolution or winding up of the Corporation are insufficient to pay the full preferential amount set forth in the first sentence of paragraph (A) above, then the entire assets of the Corporation legally available for distribution to the holders of Series One Preferred Stock shall be distributed among such holders in proportion to the shares of Series One Preferred Stock then held by them.
     (C) The foregoing rights upon liquidation, dissolution or winding up provided to the holders of Series One Preferred Stock shall be subject to the rights of the holders of any other series of Preferred Stock (or any other stock) ranking prior and superior to the Series One Preferred Stock upon liquidation, dissolution or winding up.
          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case each share of Series One Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchange. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series One Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption. The shares of Series One Preferred Stock shall not be redeemable.
     IN WITNESS WHEREOF, this Amended Certificate of Designation is executed on behalf of the Corporation on this 8th day of March, 2006.

CA, INC.

By	/s/ Kenneth V. Handal

	Name:	Kenneth V. Handal
	Title:	Executive Vice President,
General Counsel and
Corporate Secretary